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                                                                      EXHIBIT 11
                                  SSE TELECOM
                       COMPUTATION OF EARNINGS PER SHARE
    FOR YEARS ENDED SEPTEMBER 28, 1996, SEPTEMBER 30, 1995,  OCTOBER 1, 1994
              (dollars and shares in thousands, except per share)

                                                                                  1996               1995               1994
                                                                                ------             ------             ------
              PRIMARY:
              Weighted common average shares outstanding
                                                                                 5,368              5,370              5,145
              Increase in weighted average shares due to
               stock options and warrants
                                                                                   227                217                322
                                                                                   ---                ---                ---
              Primary weighted average shares                                    5,595              5,587              5,467
                                                                                 -----              -----              -----

              Net income:                                                         $131             $1,099             $2,170

              Net income per share:                                               $.02               $.20               $.40
                                                                                  ----               ----               ----

              FULLY DILUTED
              Weighted average common shares outstanding :
                                                                                 5,368              5,370              5,145
              Increase in weighted average shares due to
                 stock options and warrants
                                                                                   230                220                322

              Shares issuable  from assumed  exercise of  conversion
              of 6 1/2% convertible subordinated debentures                        711                729                125
                                                                                   ---                ---                ---


              Fully diluted shares                                               6,309              6,319              5,592
                                                                                 -----              -----              -----

              Net Income:                                                         $131             $1,099             $2,170

              Interest on 6 1/2% convertible subordinated net of
              income tax effect                                                    358                420                 68
                                                                                   ---                ---                 --

              Net income, as adjusted                                             $489             $1,519             $2,238
                                                                                  ----             ------             ------

              Total fully diluted net income per share                           $.08*              $.24*               $.40
                                                                                 -----              -----               ----


* This calculation is submitted in accordance with Regulation S-K item 601
(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive effect.



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